Exhibit 4.6

March 2, 2011

Enhanced Equity Fund, II, L.P.

Attn: Malcolm T. Kostuchenko

601 Lexington Avenue, 55th Floor

New York, NY 10022

EEF II Co-Invest LLC

Attn: Malcolm T. Kostuchenko

601 Lexington Avenue, 55th Floor

New York, NY 10022

Re: Management Rights Agreement

This agreement will confirm that pursuant to, and effective upon, the purchase of 2,316,477 shares of Series D Convertible Preferred Stock of Whiteglove House Call Health, Inc. (the “Company”) by Enhanced Equity Fund, II, L.P. and EEF II Co-Invest LLC (collectively, “Investor”), Investor will be entitled to the following contractual management rights, in addition to rights to nonpublic financial information, inspection rights, and other rights specifically provided to all investors in the Series D Preferred Stock financing:

1)	Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans;

2)	Investor may examine the books and records of the Company and inspect its facilities, and will receive upon request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided; and

3)	If Investor is not represented on this Company’s Board of Directors, the Company shall invite a representative of Investor to attend all meetings of its Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Such representative may participate in discussions of matters brought to the Board of Directors.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying Investor’s ownership of stock in the Company as a “venture capital investment” for purposes of the Department of Labor “plan asset” regulations, 29 C.F.R. §2510.3-101, and in the event the aforementioned rights are not satisfactory for such purpose, the Company and Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

1.

Investor agrees that any confidential information provided to or learned by it or any representative of Investor in connection with its rights under this agreement shall be subject to the confidentiality provisions set forth in the Third Amended and Restated Investors’ Rights Agreement of even date herewith among the Company, Investor and the other investors party thereto.

The rights described herein shall terminate and be of no further force or effect upon the earlier to occur of (1) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public, or (2) the date upon which Investor ceases to hold any shares of the Company’s stock. The confidentiality provisions hereof will survive any such termination.

Agreed and accepted this 2nd day of March, 2011.

COMPANY:		INVESTOR:

WHITEGLOVE HOUSE CALL HEALTH, INC.		ENHANCED EQUITY FUND II, L.P.

By:	/s/ Robert A. Fabbio	By: EEF Partners II LLC,
Name:	Robert A. Fabbio	its General Partner
Title:	President and Chief Executive Officer

		By:	/s/ Malcolm T. Kostuchenko
Malcolm T. Kostuchenko, Managing Partner

EEF II CO-INVEST LLC

		By:	/s/ Andrew M. Paul
Andrew M. Paul, Sole Member

2.